Exhibit 99.1

Press Release April 20, 2020
7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports First Quarter 2020 Results

FORT WAYNE, INDIANA, April 20, 2020 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced first quarter 2020 financial results. The company reported first quarter 2020 net sales of $2.6 billion and net income of $187 million, or $0.88 per diluted share. Comparatively, prior year first quarter net sales were $2.8 billion, with net income of $204 million, or $0.91 per diluted share. Sequential fourth quarter 2019 net sales were $2.4 billion, with net income of $121 million, or $0.56 per diluted share, which included refinancing costs of $0.01 per diluted share and lower earnings of approximately $0.05 per diluted share associated with planned maintenance outages at the company's two flat roll steel mills.

“The team delivered a strong first quarter 2020 performance in a challenging operating and market environment,” said Mark D. Millett, President and Chief Executive Officer. “Solid underlying steel demand during the first quarter combined with our value-added product capabilities, allowed us to achieve record quarterly steel shipments. Our first quarter 2020 consolidated operating income was $274 million with adjusted EBITDA of $356 million.

“Protecting the health and wellbeing of our teams is at the core of our company,” continued Millett. “We are closely monitoring the COVID-19 situation and have implemented numerous additional practices throughout our organization to protect each of us. I want to thank our more than 8,400 team members for remaining steadfast and passionate. We continue to operate safely with a spirit of excellence, and I am incredibly proud to work alongside each one during this unprecedented time. Our commitment is to the health and safety of our people, our families, and our communities, while serving our customers. This commitment is supported by the strength of our capital foundation and unmatched cash flow generation capability that exists in both strong and weak demand environments.”

First Quarter 2020 Comments

First quarter 2020 operating income for the company’s steel operations was $293 million, or 45 percent higher than sequential fourth quarter results, as record quarterly steel shipments more than offset metal spread compression. With strong demand, volume increased across the steel platform for both flat roll and long products. The first quarter 2020 average external product selling price for the company’s steel operations increased $10 sequentially to $774 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills increased $24 sequentially to $267 per ton.

As a result of higher ferrous and nonferrous selling values and shipments, first quarter 2020 operating income from the company’s metals recycling operations increased to $8 million, compared to a loss of $5 million in the sequential fourth quarter. Monthly ferrous prime scrap indices increased approximately $30 per gross ton during the first quarter.

First quarter 2020 operating income from the company’s steel fabrication operations remained strong at $29 million, lower than near-record sequential fourth quarter results of $33 million, due primarily to seasonally lower shipments. The steel fabrication platform’s order backlog is strong, over 15 percent higher than a year ago.

In the first quarter 2020, the company generated strong cash flow from operations of $211 million and maintained strong liquidity of over $2.6 billion. The company repurchased $107 million of its common stock during the first quarter of 2020.

Outlook

“We entered this crisis in a position of strength with ample cash and available liquidity,” stated Millett. “Our differentiated business model and performance-driven culture has proven our ability to generate strong cash flow during challenging times such as these. Entering 2020, we had available cash of over $1.6 billion in anticipation of the estimated capital investment requirements related to the construction of our new state-of-the art, electric-arc-furnace (EAF) flat roll steel mill. We remain excited about this strategic project, and the associated long-term value creation it will bring through geographic and value-added product diversification. This facility is designed to have product size and quality capabilities beyond that of existing EAF flat roll steel producers, competing even more effectively with the integrated steel model and foreign competition. We have targeted regional markets and expect to displace imports. This facility is located and designed to have a meaningful competitive advantage in these regions. The team received the required environmental permitting to allow for full construction in January 2020, and our plan to commence operations mid-year 2021 currently remains unchanged.

“It is still too early to determine the full scope of the negative impact COVID-19 will cause to global economies and the related impact to domestic steel demand,” continued Millett. “At this time, domestic steel orders related to certain sectors have slowed considerably due to the temporary closures of numerous steel consuming businesses. In particular, the temporary closure of domestic automotive production and its related supply chain, as well as weakness in the energy sector, have reduced flat roll steel demand. Conversely, construction is the largest single domestic steel consuming sector and while some projects have been disrupted or postponed, at this time the sector still remains intact. Our steel order activity from construction customers, as well as our strong steel fabrication order backlog supports this sentiment. When states begin to “re-open” across our Nation, we believe steel demand will likely respond quickly based on current customer buying patterns and already low steel inventories throughout the supply chain.

“The coming weeks will be an incredibly challenging period for our teams and their families, our customers, and our Nation — but we will meet this challenge together and prevail,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss first quarter 2020 operating and financial results on Tuesday, April 21, 2020, at 10:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on April 26, 2020.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions, including those derived from the COVID-19 crisis; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, energy, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign imports, including trade policy, restrictions, or agreements; (6) unanticipated difficulties in integrating or starting up new, acquired or planned businesses or assets; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact: Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months
	March 31,		Ended
	2020	2019	December 31, 2019
Net sales	$2,575,100	$2,817,435	$2,350,196
Costs of goods sold	2,159,871	2,383,865	2,033,787
Gross profit	415,229	433,570	316,409

Selling, general and administrative expenses	112,898	111,038	111,968
Profit sharing	21,454	23,677	13,633
Amortization of intangible assets	7,191	7,013	8,847
Operating income	273,686	291,842	181,961

Interest expense, net of capitalized interest	28,019	31,122	32,322
Other income, net	(2,589)	(6,343)	(424)
Income before income taxes	248,256	267,063	150,063

Income tax expense	57,420	62,236	26,344
Net income	190,836	204,827	123,719
Net income attributable to noncontrolling interests	(3,496)	(499)	(2,294)
Net income attributable to Steel Dynamics, Inc.	$187,340	$204,328	$121,425

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.88	$0.91	$0.56

Weighted average common shares outstanding	213,254	224,058	215,119

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.88	$0.91	$0.56

Weighted average common shares and share equivalents outstanding	214,024	224,962	216,402

Dividends declared per share	$0.2500	$0.2400	$0.2400

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,235,478	$1,381,460
Short-term investments	219,193	262,174
Accounts receivable, net	998,408	844,336
Inventories	1,644,538	1,689,043
Other current assets	45,351	76,012
Total current assets	4,142,968	4,253,025

Property, plant and equipment, net	3,327,605	3,135,886

Intangible assets, net	320,711	327,901

Goodwill	452,068	452,915

Other assets	101,571	106,038
Total assets	$8,344,923	$8,275,765
Liabilities and Equity
Current liabilities
Accounts payable	$612,160	$513,344
Income taxes payable	17,806	2,014
Accrued expenses	331,648	401,984
Current maturities of long-term debt	70,106	89,356
Total current liabilities	1,031,720	1,006,698

Long-term debt	2,646,012	2,644,988

Deferred income taxes	489,248	484,169

Other liabilities	72,004	75,055
Total liabilities	4,238,984	4,210,910

Commitments and contingencies

Redeemable noncontrolling interests	151,014	143,614

Equity
Common stock	646	646
Treasury stock, at cost	(1,624,808)	(1,525,113)
Additional paid-in capital	1,183,776	1,181,012
Retained earnings	4,553,882	4,419,296
Accumulated other comprehensive income (loss)	30	(7)
Total Steel Dynamics, Inc. equity	4,113,526	4,075,834
Noncontrolling interests	(158,601)	(154,593)
Total equity	3,954,925	3,921,241
Total liabilities and equity	$8,344,923	$8,275,765

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2020	2019
Operating activities:
Net income	$190,836	$204,827

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	80,259	80,174
Equity-based compensation	17,844	15,308
Deferred income taxes	5,927	12,091
Other adjustments	(264)	728
Changes in certain assets and liabilities:
Accounts receivable	(154,072)	(61,062)
Inventories	44,505	39,469
Other assets	(1,541)	301
Accounts payable	51,596	3,206
Income taxes receivable/payable	52,385	49,850
Accrued expenses	(76,194)	(163,339)
Net cash provided by operating activities	211,281	181,553

Investing activities:
Purchases of property, plant and equipment	(217,535)	(54,436)
Purchases of short-term investments	(149,359)	(49,677)
Proceeds from maturities of short-term investments	192,340	104,737
Acquisition of business, net of cash and restricted cash acquired	-	(93,412)
Other investing activities	518	364
Net cash used in investing activities	(174,036)	(92,424)

Financing activities:
Issuance of current and long-term debt	216,261	121,234
Repayment of current and long-term debt	(235,757)	(115,271)
Dividends paid	(51,481)	(42,239)
Purchase of treasury stock	(106,529)	(84,308)
Other financing activities	(6,152)	(5,720)
Net cash used in financing activities	(183,658)	(126,304)

Decrease in cash, cash equivalents, and restricted cash	(146,413)	(37,175)
Cash, cash equivalents, and restricted cash at beginning of period	1,387,397	834,423
Cash, cash equivalents, and restricted cash at end of period	$1,240,984	$797,248

Supplemental disclosure information:
Cash paid for interest	$8,785	$8,606
Cash paid for income taxes, net	$518	$1,839

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION

(dollars in thousands)

	First Quarter
	2020	2019	4Q 2019
External Net Sales
Steel	$1,941,706	$2,124,570	$1,771,398
Fabrication	220,936	228,480	246,173
Metals Recycling	291,856	351,137	242,862
Other	120,602	113,248	110,058
Consolidated Net Sales	$2,575,100	$2,817,435	$2,370,491
Operating Income
Steel	$292,746	$312,437	$201,266
Fabrication	29,204	20,663	32,573
Metals Recycling	8,326	19,958	(5,251)
Operations	330,276	353,058	228,588

Non-cash amortization of intangible assets	(7,191)	(7,013)	(8,847)
Profit sharing expense	(21,454)	(23,677)	(13,633)
Non-segment operations	(27,945)	(30,526)	(24,147)
Consolidated Operating Income	$273,686	$291,842	$181,961
Adjusted EBITDA
Net income	$190,836	$204,827	$123,719
Income taxes	57,420	62,236	26,344
Net interest expense	21,790	24,017	25,355
Depreciation	71,733	71,846	70,314
Amortization of intangible assets	7,191	7,013	8,847
Noncontrolling interest	(3,496)	(499)	(2,294)
EBITDA	345,474	369,440	252,285
Non-cash adjustments
Unrealized hedging (gain) loss	(1,262)	1,742	589
Inventory valuation	859	241	352
Equity-based compensation	10,812	10,619	14,400
Financing expenses	-	-	2,780
Adjusted EBITDA	$355,883	$382,042	$270,406
Other Operating Information
Steel
Average external sales price (Per ton) (a)	$774	$902	$764
Average ferrous cost (Per ton melted) (b)	$267	$338	$243

Flat Roll shipments
Butler and Columbus Flat Roll divisions	1,584,264	1,526,851	1,512,003
Steel Processing divisions (c)	405,981	330,775	404,388
Long Product shipments
Structural and Rail Division	434,882	376,263	374,774
Engineered Bar Products Division	189,801	206,874	153,692
Roanoke Bar Division	140,222	152,400	125,125
Steel of West Virginia	92,032	91,248	80,981
Total Shipments (Tons)	2,847,182	2,684,411	2,650,963

External Shipments (Tons) (a)	2,495,164	2,347,209	2,305,633

Steel Production (Tons) (a)	2,891,056	2,745,128	2,647,400
Metals Recycling
Nonferrous shipments (000's of pounds)	272,078	292,038	252,861
Ferrous shipments (Gross tons)	1,192,144	1,171,361	1,096,211
External ferrous shipments (Gross tons)	393,651	382,841	361,504
Fabrication
Average sales price (Per ton)	$1,356	$1,575	$1,419
Shipments (Tons)	163,312	145,222	173,635

(a) Represents all steel operations

(b) Represents ferrous cost per ton melted at our six electric arc furnace steel mills

(c) Includes Heartland, The Techs and United Steel Supply locations